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                                                                     Exhibit 5.1

                           [SUNOCO, INC. LETTERHEAD]






                                 July 5, 2000


Sunoco, Inc.
Ten Penn Center
1801 Market Street
Philadelphia, PA 19103-1699




Ladies and Gentlemen:

         As Vice President and General Counsel of Sunoco, Inc., a Pennsylvania corporation (the "Company"), I have been asked to deliver this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company and by Sunoco Capital I and Sunoco Capital II, each a statutory business trust formed under the laws of the State of Delaware (the "Trusts"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance and sale from time to time of up to $1,500,000,000 aggregate initial offering price of debt securities, preference stock, common stock and warrants to purchase debt and equity securities, of the Company, and trust preferred securities of the Trusts.

     In furnishing this opinion, I or members of my staff have examined and relied without investigation as to matters of fact upon, copies of the Company's Articles of Incorporation and Bylaws, both as presently in effect (together, the "Charter Documents"), the form of Indenture dated as of June 30, 2000 (the "Senior Indenture") between the Company and Citibank, N.A., the form of Indenture dated as of May 15, 1994 (the "Subordinated Indenture" and collectively with the Senior Indenture, (the "Indentures")) between the Company and Bankers Trust Company, the Guarantee Agreement filed as an exhibit to the Registration Statement, corporate records of the Company, including resolutions of the Company's Board of Directors relating to the Registration Statement and the issuance, delivery and registration of securities pursuant thereto.

     In connection with the opinions set forth below, I or members of my staff have also examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Trusts, as we have deemed necessary or appropriate to form a basis for the opinions hereinafter expressed.
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Sunoco, Inc.
July 5, 2000
Page 2


     In connection with this opinion, I have assumed:

          (a) the genuineness of all signatures on all documents examined by me;

          (b) the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies;

          (c) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act;

          (d) a prospectus supplement will have been filed with the Commission describing the securities offered thereby;

          (e) all securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;

          (f) a definitive purchase, underwriting or similar agreement with respect to any securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

          (g) any securities issuable upon conversion, exchange, redemption or exercise of any securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; and

          (h) with respect to any offered shares of the Company's common stock or preference stock, there will be sufficient shares of common stock or preference stock authorized under the Company's Charter Documents and not otherwise reserved for issuance.

          Based on the foregoing and subject to the qualifications and limitations stated herein, it is my opinion that:

               1. The Company has been duly incorporated and is in good standing under the laws of the Commonwealth of Pennsylvania;

               2. The Indentures have been duly and validly authorized and, when executed and delivered, will constitute valid and binding agreements of the Company, enforceable against it in accordance with their terms;

               3. The debt securities have been duly and validly authorized and when executed, authenticated, delivered and paid for in the manner described in the Registration Statement, the debt securities will constitute validly issued and binding obligations of the Company, enforceable against it in accordance with their terms;
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Sunoco, Inc.
July 5, 2000
Page 3


              4. The shares of equity securities (i.e., the common stock and/or preference stock of the Company) when authorized, issued and paid for (or issued upon conversion of debt securities pursuant to the Indentures or upon exercise of the Warrants) in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable;

              5. The Warrant Agreements and the warrants have been duly and validly authorized and, when appropriately completed, executed and delivered in the manner described in the Registration Statement, will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms; and

              6. Each Guarantee Agreement has been duly and validly authorized by the Company and, when appropriately completed, executed and delivered in the manner described in the Registration Statement, will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

         The opinions expressed in numbered paragraphs 2, 3, 4, 5 and 6 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether considered in equity or at law) and an implied covenant of good faith and fair dealing.

     I am licensed to practice in the Commonwealth of Pennsylvania, and the opinions set forth above are limited in all respects to the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the federal laws of the United States, in each instance as currently in effect, and in each case, exclusive of municipal, local and county ordinances, laws, rules and regulations. I render no opinion as to the laws of any other jurisdiction and have assumed for purposes of, and all matters and issues in, this opinion that either the laws of the Commonwealth of Pennsylvania have applied or that the laws of any other applicable jurisdiction are identical in all respects to the laws of the Commonwealth of Pennsylvania. I make no undertaking to supplement this opinion letter if facts or circumstances come to my attention or if any change in law occurs after the date hereof which could affect this opinion letter. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement. Additionally, I hereby consent to the use of my name in the related Prospectus under the caption "Legal Opinions." In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ Michael S. Kuritzkes
                                                   -----------------------------
                                                   Michael S. Kuritzkes